Lake Shore Bancorp, Inc. Announces Full Year 2021 and Fourth Quarter Financial Results

DUNKIRK, N.Y. —  February 2,  2022 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.8  million, or $0.31 per diluted share, for the fourth quarter of 2021 compared to net income of $1.2 million, or $0.21 per diluted share, for the fourth quarter of 2020. For the year ended December 31, 2021, the Company reported unaudited net income of $6.2 million, or $1.05 per diluted share, as compared to $4.6 million, or $0.77 per diluted share, for the year ended December 31, 2020.

2021 Full Year and Fourth Quarter Financial Highlights:

•

Fourth quarter net income of $1.8 million increased by $572,000, or 46.0%, when compared to the fourth quarter of 2020. Fourth quarter 2021 net income was positively impacted by an increase in net interest income and a decrease in provision for loan losses, partially offset by a decrease in non-interest income and an increase in income tax expense;

•

Net income of $6.2 million for the year ended December 31, 2021 increased by $1.6 million, or 35.8%, when compared to the year ended December 31, 2020. Net income during the year ended December 31, 2021 was positively impacted by increased net interest income and non-interest income and a decrease in provision for loan losses, partially offset by increases in non-interest expense and income tax expense;

•

Total assets at December 31, 2021 increased $27.9 million, or 4.1%, to $714.1 million when compared to December 31, 2020, primarily due to an increase in cash and cash equivalents which was driven by deposit growth. This increase was also due to an increase in securities available for sale, partially offset by a decrease in loans receivable, net;

•	Total deposits grew by $33.5 million, or 6.0%, to $593.7 million at December 31, 2021 when compared to December 31, 2020, primarily due to growth in core deposits;
•	Stock repurchases of $2.3 million, representing the repurchase of 150,542 shares at an average cost per share of $14.98, were completed during the year ended December 31, 2021;
•	Cash dividend payments of $1.0 million were paid to shareholders during the year ended December 31, 2021, resulting in an annual dividend per share of $0.54, a 10.2% increase over last year; and
•	Book value per share increased 4.7% to $15.45 per share at December 31, 2021 as compared to $14.75 per share at December 31, 2020.

“We are extremely pleased to report significant growth in both total assets and net income during 2021,” stated Daniel P. Reininga, President and Chief Executive Officer.  “We exceeded the $700 million threshold for total assets in 2021 through our continued commitment to understanding the individual needs of our customers and integrating new technology for processing efficiencies; while also withstanding the challenges of the current interest rate environment and intense competition throughout our market area.”

COVID-19 Pandemic Update

During 2021, the Bank originated thirty-three (33) Small Business Administration (“SBA”) Paycheck Protection Program loans (“PPP loans”) for $11.4 million to lessen the continued economic impact of the COVID-19 pandemic on small businesses in our market areas. These loans were in addition to the 252 PPP loans for $26.9 million which were originated by the Bank during 2020. The SBA PPP loan program ended on May 31, 2021. As of December 31, 2021, $4.6 million of the PPP loans originated during 2021 were still outstanding on the Bank’s balance sheet. All PPP loans originated during 2020 had been forgiven as of December 31, 2021.

During 2020, the Bank implemented a loan deferral program, in line with regulatory guidance, to further assist customers that had been impacted by the pandemic. At its maximum, the Bank had approved loan payment deferral requests of up to 90 days on 219 loans, representing $103.1 million, or 21.1%, of the Bank’s loan portfolio. As of December 31, 2021, all loan deferrals under this program have ended and there are no loans that remained in the loan deferral program.

Net Interest Income

Fourth quarter 2021 net interest income increased $366,000, or 7.2%, to $5.5 million as compared to $5.1 million for the fourth quarter 2020. Net interest income for the year ended December 31, 2021 increased $2.1 million, or 10.3%, to $22.0 million as compared to $19.9 million for the year ended December 31, 2020.

Interest income was $6.0 million for the fourth quarter of 2021 and 2020. Interest income for the fourth quarter of 2021 was positively impacted by an increase in total average interest-earning assets of $12.7 million, or 2.0%, during the fourth quarter 2021 as compared to the fourth quarter 2020. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of commercial and residential real estate loans. Interest income was negatively impacted by an eight basis points decrease in the average yield on interest-earning assets due to the decrease in market interest rates since December 31, 2020.

Interest income for the year ended December 31, 2021 was $24.7 million, an increase of $323,000, or 1.3%, compared to $24.3 million for the year ended December 31, 2020.  The increase was primarily due to a $40.2 million, or 4.5%, increase in the average balance of interest-earning assets and a $338,000 increase in prepayment penalties received on commercial real estate loans. The increase was also due to a $119,000 increase in PPP loan fees recognized during the year ended December 31, 2021 as compared to 2020. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of commercial real estate and residential real estate loans. The increase in interest income was partially offset by a 20 basis points decrease in the average yield on interest-earning assets due to the decrease in market interest rates and to a lesser extent the origination of PPP loans earning 1.0% since December 31, 2020.

Fourth quarter 2021 interest expense was $512,000, a decrease of $377,000, or 42.4%, from $889,000 for fourth quarter 2020 primarily due to a decrease in interest paid on deposit accounts. During the fourth quarter of 2021, there was a 28 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates on deposits since December 31, 2020. The decrease was partially offset by a $5.7 million, or 1.2%, increase in average interest-bearing deposits during the 2021 fourth quarter as compared to the 2020 fourth quarter. During the fourth quarter of 2021, interest expense on long-term debt decreased by $48,000, or 31.0%, compared to the fourth quarter of 2020, primarily due to an $8.6  million decrease in the average balance of long-term borrowings.

Interest expense for the year ended December 31, 2021 was $2.7 million, a decrease of $1.7  million, or 39.5%, from $4.4 million for the year ended December 31, 2020 primarily due to a decrease in interest paid on deposit accounts. During the year ended December 31, 2021, there was a 37 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates on deposits compared to 2020. The decrease was partially offset by a $20.0 million, or 4.4%, increase in average interest-bearing deposits during the year ended December 31, 2021 as compared to 2020. The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth, the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts and the continued impact of the COVID-19 pandemic on consumer and business spending and savings levels. During the year ended December 31, 2021, interest expense on long-term debt decreased by $160,000, or 24.0%, compared to the year ended December 31, 2020, primarily due to a $7.2 million decrease in the average balance on long-term borrowings.

Non-Interest Income

Non-interest income was $1.0 million for the fourth quarter of 2021, a decrease of $180,000, or 15.5%, as compared to the same quarter in the prior year. The decrease was primarily due to a $242,000 decrease in gains on the sale of residential loans, partially offset by a $51,000 increase in service charges and fees and a $38,000 increase in other income. The increase in other income was primarily due to a $54,000 increase in unrealized gains on interest rate swaps.

Non-interest income was $3.2 million for the year ended December 31, 2021, an increase of $196,000, or 6.6%, as compared to the year ended December 31, 2020. The increase was primarily due to a $321,000 increase in other income due to a $331,000 increase in unrealized gains on interest rate swaps, a $281,000 increase in service charges and fees which included a $110,000 increase in debit card income.  These increases were partially offset by a $297,000 decrease in gains on the sale of residential loans and a $76,000 decrease in earnings on bank owned life insurance.

Non-Interest Expense

Non-interest expense was $4.2 million for the fourth quarter of 2021, a decrease of $47,000, or 1.1%, as compared to $4.3 million for the fourth quarter of 2020. Data processing expenses decreased $272,000, or 58.4%, primarily due to lower processing costs associated with the Company’s undertaking of a core processing system conversion which was completed in the third quarter of 2021. Salary and employee benefits expense decreased $44,000, or 1.9%, primarily due to a $138,000 decrease in incentive expenses, partially offset by a $105,000 decrease in deferred salaries that are amortized over the life of a loan, due to a decrease in loan origination volume.  The decrease in salary and employee benefits was partially offset by annual salary increases. The decrease in non-interest expense was partially offset by an increase in occupancy and equipment costs of $141,000, or 21.8%, primarily due to an increase in maintenance contract expense and costs to purchase equipment and hardware in relation to the core processing system conversion. Professional services increased

$130,000, or 57.3%, primarily due to an $86,000 increase in legal expenses during the fourth quarter of 2021.

Non-interest expense was $17.1 million for the year ended December 31, 2021, an increase of $1.1 million, or 7.2%, as compared to $15.9 million for the year ended December 31, 2020. Professional services increased $592,000, or 61.2%, primarily due to one-time costs of $509,000 associated with the Company’s undertaking of a core processing system conversion which was completed in the third quarter of 2021. Salary and employee benefits expense increased $364,000, or 4.2%, primarily due to an increase in annual salaries and the creation of an officer position for retail, sales and marketing which was filled in August 2020. Occupancy and equipment costs increased $268,000, or 10.4%, primarily due to an increase in equipment and hardware purchases, as well as increased maintenance costs as a result of the core processing system conversion. The year ended December 31, 2021, also had increases in expenses for FDIC insurance, postage and supplies and other expenses that were partially offset by a decrease in data processing and advertising expense.  The $126,000, or 8.5%, decrease in data processing expense was due to lower processing costs related to the core processing system conversion.

Asset Quality

There was no provision for loan losses recorded during the fourth quarter 2021 as compared to $500,000 for fourth quarter 2020, primarily due to a net decrease in commercial real estate loan balances. The fourth quarter 2020 provision expense was primarily due to general reserves for loan originations during the period.

The provision for loan losses was $650,000 for the year ended December 31, 2021, a $1.0 million, or 60.0%, decrease as compared to $1.6  million for the year ended December 31, 2020. The provision for the year ended December 31, 2021 was primarily due to a partial charge-off related to the downgrade and impairment of one commercial real estate loan as well as general reserves for loan originations during the year.  The provision for the year ended December 31, 2020 was primarily due to an adjustment of certain qualitative factors to take into account the uncertain impact of the COVID-19 pandemic on economic conditions and borrowers’ ability to repay loans and general reserves for loan originations during the year.

Non-performing loans as a percent of total net loans increased to 1.86% at December 31, 2021 as compared to 0.59% at December 31, 2020. The increase was primarily due to one commercial real estate loan with a balance of $7.0  million being placed into non-accrual status during the year ended December 31, 2021. The Company’s allowance for loan losses as a percent of total net loans was 1.18% and 1.12%, at December 31, 2021 and December 31, 2020, respectively.

Balance Sheet Summary

Total assets at December 31, 2021 were $714.1 million, a $27.9 million, or 4.1%, increase as compared to $686.2 million at December 31, 2020. Cash and cash equivalents increased by $25.0 million, or 58.2%, from $43.0 million at December 31, 2020 to $68.0 million at December 31, 2021.  The increase was primarily due to an increase in deposits and cash received from loan payoffs, partially offset by the use of funds to originate loans, pay off long-term borrowings and purchase securities available for sale. Securities available for sale increased $9.5 million, or 12.0%, to $88.8 million at December 31, 2021 from $79.3 million at December 31, 2020. The increase was primarily due to securities purchases, which were partially offset by securities pay-downs during the year ended December 31, 2021. Loans receivable, net decreased $6.9 million, or 1.3%, from $524.1 million at December 31, 2020 to $517.2 million at December 31, 2021. The decrease was primarily due to an increase in commercial real estate and commercial business loan pay-downs, which included PPP loan forgiveness, that was partially offset by new loan originations during the year ended December 31, 2021. Total deposits at December 31, 2021 were $593.7 million, an increase of $33.5 million, or 6.0%, compared to $560.3 million at December 31, 2020. The increase in deposits was due to an increase in checking accounts, which was partially driven by stimulus funds and PPP loan proceeds.

Stockholders’ equity at December 31, 2021 was $88.0 million as compared to $85.9 million at December 31, 2020. The $2.1  million increase in stockholders’ equity was primarily attributed to net income which was partially offset by a decrease in accumulated other comprehensive income, along with dividend payments and stock repurchases during the year ended December 31, 2021. During the year ended December 31, 2021, the Company repurchased 150,542 shares of common stock at an average cost of $14.98 per share as compared to 121,051 shares of common stock repurchased at an average cost of $13.16 per share during the year ended December 31, 2020.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, risks from the COVID-19 pandemic, the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System, inflation, climate change, increased unemployment, deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, reduction in the value of our investment securities, the cost and ability to attract and retain key employees, a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2021	2020
	(Unaudited)
	(Dollars in thousands)

Total assets	$714,085	$686,200
Cash and cash equivalents	67,965	42,975
Securities available for sale	88,816	79,285
Loans receivable, net	517,206	524,143
Deposits	593,722	560,259
Long-term debt	21,950	29,750
Stockholders’ equity	87,976	85,924

Statements of Income
	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$5,968	$5,979	$24,659	$24,336
Interest expense	512	889	2,665	4,404
Net interest income	5,456	5,090	21,994	19,932
Provision for loan losses	-	500	650	1,625
Net interest income after provision for loan losses	5,456	4,590	21,344	18,307
Total non-interest income	978	1,158	3,188	2,992
Total non-interest expense	4,215	4,262	17,057	15,917
Income before income taxes	2,219	1,486	7,475	5,382
Income tax expense	404	243	1,288	824
Net income	$1,815	$1,243	$6,187	$4,558
Basic and diluted earnings per share	$0.31	$0.21	$1.05	$0.77
Dividends declared per share	$0.14	$0.13	$0.54	$0.49

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)

Return on average assets	1.03%	0.73%	0.88%	0.69%
Return on average equity	8.32%	5.79%	7.10%	5.37%
Average interest-earning assets to average interest-bearing liabilities	131.51%	128.17%	131.45%	126.65%
Interest rate spread	3.25%	3.03%	3.22%	3.05%
Net interest margin	3.35%	3.18%	3.35%	3.23%

	December 31,
	2021	2020
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.86%	0.59%
Non-performing assets as a percent of total assets	1.37%	0.46%
Allowance for loan losses as a percent of total net loans	1.18%	1.12%
Allowance for loan losses as a percent of non-performing loans	63.50%	118.75%

	December 31,
	2021	2020
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,692,410	5,823,786
Treasury stock, number of shares held	1,144,104	1,012,728
Book value per share	$15.45	$14.75